EXHIBIT 4

COMPANY: TRACINDA CORPORATION

GUARANTOR: 250 RODEO, INC.

CONTINUING GUARANTY

TO: Bank of America, N.A.

PRELIMINARY STATEMENTS:

A. Pursuant to that certain Letter Loan Agreement dated as of even date herewith between Tracinda Corporation, a Nevada corporation (the “Company”) and the Bank of America, N.A. (the “Lender”) (as amended, restated or supplemented or otherwise modified from time to time, the “Letter Agreement”), the Lender has agreed to extend credit facilities to the Borrower on the terms and conditions set forth therein. Unless otherwise defined herein, capitalized terms used herein are used with the same defined meanings given in the Letter Agreement.

B. 250 Rodeo, Inc., a California corporation (the “Guarantor”) is a majority-owned subsidiary of the Company and expects to derive direct and indirect benefits from extensions of credit made to the Company, and now desires to guaranty the Obligations

C. It is a requirement of the Letter Agreement that Guarantor execute and delivery this Guaranty.

NOW, THEREFORE, Guarantor agrees as follows:

1. For valuable consideration, the undersigned (the “Guarantor”) unconditionally, absolutely and irrevocably guarantees and promises to pay to the Lender, or order, on demand, in lawful money of the United States and in immediately available funds, any and all present or future Obligations owing to the Lender. The term Obligations has the meaning assigned to such term under the Letter Agreement and is used herein in its most comprehensive sense and includes any and all advances, debts, obligations, and liabilities of the Company, now, or hereafter made, incurred, or created, whether voluntary or involuntarily, and however arising, including, without limitation, any and all attorneys’ fees (including the allocated cost of inhouse counsel), costs, premiums, charges, or interest owed by the Company to the Lender, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether the Company may be liable individually or jointly with others, whether recovery upon such Obligations may be or hereafter becomes barred by any statute of limitations or whether such Obligations may be or hereafter become otherwise unenforceable.

2. The Lender may permit the Obligations of the Company to exceed Guarantor’s liability, and may apply any amounts received from any source, other than from Guarantor, to the unguaranteed portion of the Company’s Obligations. This is a continuing guaranty relating to any and all Obligations, including that arising under successive transactions which shall either continue the Obligations or from time to time renew it after it has been satisfied. Any payment by Guarantor shall not reduce Guarantor’s maximum obligation hereunder, unless written notice to that effect be actually received by the Lender at or prior to the time of such payment.

3. Guarantor agrees that it is directly and primarily liable to the Lender, that its obligations hereunder are independent of the Obligations of the Company, or of any other guarantor, and that a separate action or actions may be brought and prosecuted against Guarantor, whether action is brought

250 Rodeo, Inc. Continuing Guaranty

against the Company or whether the Company is joined in any such action or actions and Guarantor waives the benefit of any statute of limitations affecting Guarantor’s liability. Guarantor agrees that any releases which may be given by the Lender to the Company or any other guarantor shall not release it from this Guaranty.

4. Guarantor authorizes the Lender, without notice or demand and without affecting Guarantor’s liability hereunder, from time to time, either before or after revocation hereof, to (a) renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof, including increase or decrease of the rate of interest thereon; (b) receive and hold security for the payment of this Guaranty or the Obligations guaranteed, and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security; (c) apply such security and direct the order or manner of sale thereof as the Lender in their discretion may determine; and (d) release or substitute any one or more of the endorsers or guarantors.

5. Guarantor waives any right to require the Lender to (a) proceed against the Company; (b) proceed against or exhaust any security held from the Company; or (c) pursue any other remedy in the Lender’s power whatsoever. Guarantor waives any defense arising by reason of any disability or other defense of the Company, or the cessation from any cause whatsoever of the liability of the Company, or any claim that Guarantor’s obligations exceed or are more burdensome than those of the Company. Guarantor waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, arising from the existence or performance of this Guaranty and Guarantor waives any right to enforce any remedy which the Lender now has or may hereafter have against the Company, and waives any benefit of and any right to participate in any security now or hereafter held by the Lender. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional Obligations. Without limiting the generality of the foregoing, Guarantor hereby expressly waives any and all benefits of California Civil Code Sections 2809, 2810, 2819, 2825, 2839 and 2845 through 2850.

6. Guarantor understands and acknowledges that if the Lender forecloses, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations, that foreclosure could impair or destroy any ability that Guarantor may have to seek reimbursement, contribution or indemnification from the Company or others based on any right Guarantor may have of subrogation, reimbursement, contribution or indemnification for any amounts paid by Guarantor under this Guaranty. Guarantor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of Guarantor’s rights, if any, may entitle Guarantor to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d. 40 (1968). By executing this Guaranty, Guarantor freely, irrevocably and unconditionally: (i) waives and relinquishes that defense and agrees that Guarantor will be fully liable under this Guaranty even though the Lender may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations; (ii) agrees that Guarantor will not assert that defense in any action or proceeding which the Lender may commence to enforce this Guaranty; (iii) acknowledges and agrees that the rights and defenses waived by Guarantor in this Guaranty include any right or defense that Guarantor may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Lender is relying on this waiver in creating the Obligations, and that this waiver is a material part of the consideration which the Lender is receiving for creating the Obligations.

250 Rodeo, Inc. Continuing Guaranty

7. Guarantor acknowledges and agrees that Guarantor shall have the sole responsibility for obtaining from the Company such information concerning the Company’s financial conditions or business operations as Guarantor may require, and that the Lender has no duty at any time to disclose to Guarantor any information relating to the business operations or financial conditions of the Company.

8. Except as otherwise provided in the Custody Agreement, to secure all of Guarantor’s obligations hereunder, Guarantor assigns and grants to the Lender a security interest in all moneys, securities and other property of Guarantor now or hereafter in the possession of the Lender, and all deposit accounts of Guarantor maintained with any the Lender, and all proceeds thereof. Upon default or breach of any of Guarantor’s obligations to the Lender, the Lender may apply any deposit account to reduce the Obligations, and may foreclose any collateral as provided in the Pledge Agreement.

9. Any obligations of the Company to Guarantor, now or hereafter existing, including but not limited to any obligations to Guarantor as subrogees of the Lender or resulting from Guarantor’s performance under this Guaranty, are hereby subordinated to the Obligations. Such obligations of the Company to Guarantor if the Lender so requests shall be enforced and performance received by Guarantor as trustees for the Lender and the proceeds thereof shall be paid over to the Lender on account of the Obligations of the Company to the Lender, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

10. This Guaranty may be revoked at any time by Guarantor in respect to future transactions, unless there is a continuing consideration as to such transactions which Guarantor does not renounce. Such revocation shall be effective upon actual receipt by the Lender at the address shown in the Letter Agreement of written notice of revocation. Revocation shall not affect any of Guarantor’s obligations or the Lender’s rights with respect to transactions which precede the Lender’s receipt of such notice, regardless of whether or not the Obligations related to such transactions, before or after revocation, has been renewed, compromised, extended, accelerated, or otherwise changed as to any of its terms, including time for payment or increase or decrease of the rate of interest thereon. Revocation by any other guarantor of the Company’s Obligations shall not affect any obligations of Guarantor. If this Guaranty is revoked, returned, or canceled, and subsequently any payment or transfer of any interest in property by the Company to the Lender is rescinded or must be returned by the Lender to the Company, this Guaranty shall be reinstated with respect to any such payment or transfer, regardless of any such prior revocation, return, or cancellation. All notices and other communications hereunder shall be delivered, in the manner and with the effect provided in the Letter Agreement and, in the case of the Guarantor, in care of the Company.

11. Where the Company is a corporation or partnership it is not necessary for the Lender to inquire into the powers of the Company or of the officers, directors, partners or agents acting or purporting to act on the Company’s behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

12. The Lender may, without notice to Guarantor and without affecting Guarantor’s obligations hereunder, assign the Obligations and this Guaranty, in whole or in part. Guarantor agrees that the Lender may disclose to any prospective purchaser and any purchaser of all or part of the Obligations any and all information in the Lender’s possession concerning Guarantor, this Guaranty and any security for this Guaranty.

250 Rodeo, Inc. Continuing Guaranty

13. Guarantor agrees to pay to the Lender on behalf of the Lender, on demand, all out-of-pocket expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by the Lender prior to the commencement of any legal action in connection with the enforcement of this Guaranty and any instrument or agreement required under this Guaranty. In the event of a legal action, the prevailing party shall be entitled to reasonable attorneys’ fees (including allocated costs for in-house legal services), costs and necessary disbursements incurred in connection with such action or proceeding, as determined by the court.

14. This Guaranty shall be governed by and construed according to the laws of the State of California, to the jurisdiction of which the parties hereto submit.

15. Notwithstanding anything to the contrary contained herein, Guarantor’s liability pursuant to this Guaranty shall be limited to the greater of: (a) the ‘reasonably equivalent value,’ received by Guarantor or any of its subsidiaries arising out of the Obligations (including, without limitation, repayment of intercompany or third party debt of, investments made in, and capital contributions, advances and loans made to, Guarantor or any of its subsidiaries, directly or indirectly, by the Company or any other subsidiary with, or as a direct or indirect result of obtaining, the proceeds of any Obligations) in exchange for or in connection with Guarantor’s guaranty of the Obligations, and (b) 95% of the excess of (i) a ‘fair valuation’ of the amount of the assets and other property of Guarantor and its subsidiaries taken as a whole as of the applicable date of determination of the incurrence of Guarantor’s obligations hereunder over (ii) a ‘fair valuation’ of Guarantor’s and its subsidiaries’ debts taken as a whole as of such date, but excluding liabilities arising under this Guaranty and excluding all liabilities owing by Guarantor and its subsidiaries taken as a whole to the Company or any other Subsidiary or otherwise subordinated to Guarantor’s obligations hereunder, it being understood that a portion of such Obligations owing to the Company shall be discharged on a dollar-for-dollar basis in an amount equal to the amount paid by Guarantor hereunder. The meaning of the terms ‘reasonably equivalent value’ and ‘fair valuation,’ and the calculations of assets and other property and debts, shall be determined in accordance with the applicable federal and California state laws in effect on the date hereof governing the determination of the insolvency of a debtor and to further the intent of all parties hereto to maximize the amount payable by Guarantor without rendering it insolvent or leaving it with an unreasonably small amount of capital in relation to its business, in either case, at the applicable date for the determination of the incurrence of its obligations hereunder; provided, however, Guarantor agrees, to the maximum extent permitted by law, that ‘fair valuation’ of Guarantor’s and its subsidiaries’ assets and other properties means the fair market sales price as would be obtained in an arms-length transaction between competent, informed and willing parties under no compulsion to sell or buy or collections thereof obtained in the ordinary course of business and ‘fair valuation’ of its debts means the amount, in light of the applicable circumstances, at the time, for which Guarantor or its subsidiaries is liable for matured known liquidated liabilities or would reasonably be expected to become liable on contingent or unliquidated liabilities as they mature and taking into consideration the nature of any such contingency and the probability that liability would be imposed.

16. Guarantor represents and warrants for and with respect to itself that:

(a) Guarantor is a corporation duly organized and existing under the laws of the state of its incorporation, and is properly licensed and in good standing in, and where necessary to maintain its rights and privileges have complied with the fictitious name statute of, every jurisdiction in which it is doing business, except where the failure to be licensed or be in good standing or comply with any such statute will not have a material adverse effect on the ability of Guarantor to perform its obligations hereunder or under any instrument or agreement required hereunder;

250 Rodeo, Inc. Continuing Guaranty

(b) The execution, delivery and performance of this Guaranty and any instrument or agreement required hereunder are within the power of Guarantor, have been duly authorized by, and are not in conflict with the terms of any charter, by-law or other organization papers of, Guarantor;

(c) No approval, consent, exemption or other action by, or notice to or filing with, any governmental authority is necessary in connection with the execution, delivery, performance or enforcement of this Guaranty or any instrument or agreement required hereunder;

(d) There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Guarantor, which would be contravened by the execution, delivery, performance or enforcement of this Guaranty or any instrument or agreement required hereunder;

(e) This Guaranty is a legal, valid and binding agreement of Guarantor, enforceable against Guarantor in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable, except where enforceability thereof may be limited by applicable law relating to the Bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the application of general principles of equity;

(f) There is no action, suit or proceeding pending against, or to the knowledge of Guarantor, threatened against or affecting Guarantor, before any court or arbitrator or any governmental body, agency or official which in any manner draws into question the validity or enforceability of this Guaranty; and

(g) The execution, delivery and performance by Guarantor of this Guaranty does not constitute, to the best knowledge of Guarantor, a “fraudulent conveyance,” “fraudulent obligation” or “fraudulent transfer” within the meanings of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any jurisdiction.

17. Anything contained herein to the contrary notwithstanding, the obligations of the Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state law.

250 Rodeo, Inc. Continuing Guaranty

18. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Executed this 31st day of August, 2005.

250 RODEO, INC.

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250 Rodeo, Inc. Continuing Guaranty